Exhibit 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Company Contact: Laura A. Plude Chief Financial Officer (802) 476-2208 www.RockofAges.com
Rock of Ages Announces $5.25 Per Share Cash Merger
Agreement with Swenson Granite
     BARRE, VERMONT, October 18, 2010. Rock of Ages Corporation (NASDAQ:ROAC) today announced that it has entered into a definitive merger agreement with Swenson Granite Company, LLC (“Swenson Granite”) whereby shareholders of Rock of Ages will receive $5.25 per share in cash, and Swenson Granite will acquire 100% ownership of Rock of Ages.
     The Rock of Ages Board of Directors, based in part on the unanimous recommendation of a special committee of three Rock of Ages independent directors, unanimously adopted, and recommends that shareholders of the Company vote for approval of, the merger agreement. The special committee’s independent financial advisor has delivered an opinion to the effect that the $5.25 per share to be received by Rock of Ages shareholders in the merger is fair, from a financial point of view, to such shareholders. The $5.25 per share price represents a 57% premium to the average closing price of Rock of Ages Class A common stock for the 30 days prior to the May 7, 2010 announcement of Swenson Granite’s initial proposal to acquire 100% ownership of Rock of Ages, and a 84% premium to the average closing price for the 12 months prior to the May 7, 2010 announcement.
     Consummation of the merger is conditioned upon, in addition to approval of the merger agreement by the majority vote of Rock of Ages’ Class A and Class B common stock, voting together, approval by a majority of the outstanding shares of Class A common stock, excluding shares held by members of Swenson Granite. Rock of Ages will schedule a special meeting of its shareholders for the purpose of obtaining shareholder approval of the merger agreement.
     Kurt Swenson, the Chairman of Swenson Granite and non-executive Chairman of Rock of Ages, together with his brother, Kevin Swenson, Vice President of Swenson Granite, and Robert Pope, President and Chief Executive Officer of Swenson Granite, own approximately 71% of Swenson Granite. They, along with other members of Swenson Granite who are also shareholders of Rock of Ages, have agreed with Swenson Granite to vote their shares, representing approximately 81% of the total voting power of all Rock of Ages shares, in favor of approval of the merger agreement.
     The merger agreement includes various other customary conditions, but does not contain a financing condition. People’s United Bank and Key Bank, National Association have committed, subject to customary conditions, to provide debt financing for the transaction.

     Prior to the merger, Kurt Swenson, Kevin Swenson, Robert Pope and certain other members of Swenson Granite who are also shareholders of Rock of Ages, will contribute to Swenson Granite a total of 258,326 Class A shares and 2,449,793 Class B shares of Rock of Ages in exchange for additional shares of membership interest in Swenson Granite, and will not receive the $5.25 per share cash merger price for those Rock of Ages shares.
     Covington Associates, LLC served as financial advisor to the special committee of the Rock of Ages board of directors and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to the special committee. Sheehan Phinney Bass + Green PA served as legal counsel to Swenson Granite.
About Rock of Ages
     Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.
Forward-Looking Statements
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations about future events. These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors. A statement containing an expectation or prediction as to the consummation of the merger is just an example of a forward-looking statement. Some factors that could realistically cause events to differ materially from those predicted in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Swenson Granite Company LLC (“Swenson Granite”); the outcome of any legal proceedings that have been, or may be, instituted against Rock of Ages related to the merger agreement; the inability to complete the merger due to the failure to obtain shareholder approval for the merger or the failure to satisfy other conditions to completion of the merger; and the failure of Swenson Granite to obtain the necessary financing arrangements relating to the merger. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in Rock of Ages’ Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and Rock of Ages does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required under the federal securities laws.
About the Proposed Transaction
     In connection with the proposed merger, Rock of Ages will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Rock of Ages from the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Rock of Ages’ website at http://www.rockofages.com or by directing such request to Rock of Ages Corporation, Chief Financial Officer, 560 Graniteville Road, Graniteville, Vermont 05654, telephone: (802) 476-3115.
     Rock of Ages and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information regarding the interests of Rock of Ages’ participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Additional information regarding Rock of Ages’ directors and executive officers is also included in Rock of Ages’ proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on July 19, 2010. This document is available free of charge from the SEC’s Web site at www.sec.gov, from Rock of Ages’ website at http://www.rockofages.com or by directing such request to Rock of Ages Corporation, Chief Financial Officer, 560 Graniteville Road, Graniteville, Vermont 05654, telephone: (802) 476-3115.